Short-Term Bond Master LLC

Short-Term Bond Master Portfolio

FILE #811-10089

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/4/2008	XTO ENERGY INC.	250,000,000	2,180,000

Lehman Brothers Inc., Banc of America Securities LLC, Jefferies & Company, Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., Barclays Capital Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., UBS Securities LLC, BBVA Securities, Inc., BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Comerica Securities, Inc., DnB NOR Markets, Inc., Fortis Securities LLC, Lazard Capital Markets LLC, Natixis Bleichroeder Inc., Piper Jaffray & Co., Tudor, Pickering, Holt & Co. Securities, Inc., Wells Fargo Securities, LLC

10/21/2008	BOTTLING GROUP LLC	1,300,000,000	1,290,000

Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, The Williams Capital Group, L.P.